EXHIBIT 10.3

Summary of At-Will Employment Arrangement between the Company and Robert Vrij as of March 22, 2007

Robert Vrij was appointed President and Chief Executive Officer of Openwave Systems Inc., effective March 22, 2007. As part of his duties, Mr. Vrij will serve as Openwave’s principal executive officer and principal operating officer.

Mr. Vrij’s initial compensation as President and Chief Executive Officer is an annual base salary of $450,000. Mr. Vrij is also eligible for a quarterly incentive cash compensation award targeted at 100% of his annual base salary (i.e., $112,500 for each quarter, at his initial base salary). His actual incentive compensation will be determined based upon a combination of Openwave’s achievement level against financial and other performance objectives established by the Compensation Committee and the Compensation Committee’s assessment of his individual performance, and may result in a payment that is below, at, or above target. Additionally, the Board of Directors granted Mr. Vrij a restricted stock award of 50,000 shares of Openwave’s common stock, vesting annually over the next four anniversaries of February 15, 2007. The vesting of the restricted stock is contingent upon Mr. Vrij’s continued employment on the applicable vesting date.

Mr. Vrij is also party to Openwave’s standard executive change of control severance agreement, dated January 2, 2007. This agreement provides that if Mr. Vrij’s employment is terminated (other than as a result of death or disability) either without “cause” or as a result of an “involuntary termination” (each as defined therein) within the period commencing two months preceding a “change of control” (as defined therein) and ending twenty-four months following a “change of control”, he shall receive severance payments equal to his base salary plus target annual bonus, multiplied by two. In addition, 100% of his then-unvested options and shares of restricted stock immediately will vest, and Openwave will continue to provide Mr. Vrij and his eligible dependents with medical, dental and vision benefit coverage for eighteen months. In the event that any of the payments made to Mr. Vrij under this agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the agreement provides that Mr. Vrij will receive the severance pay and benefits described above in full, and shall receive an additional lump sum cash payment that is sufficient, after taking into account all applicable taxes, to cover all excise taxes imposed by Sections 280G and 4999 of the Internal Revenue Code. The foregoing is a summary description of certain terms of Openwave’s standard executive change of control severance agreement, and is qualified entirely by the text of the Form of Change of Control Severance Agreement previously filed as Exhibit 10.01 to Openwave’s Current Report on Form 8-K on November 7, 2006.

Mr. Vrij is also a beneficiary under Openwave’s Executive Severance Benefit Policy. This policy provides that if Mr. Vrij is terminated (other than as a result of death or disability) either without “cause” or as a result of an “involuntary termination” (each as defined therein) or Mr. Vrij resigns within ninety days for any reason or no reason following the failure to assume this policy by a successor to Openwave, Mr. Vrij will be entitled to receive his base salary for a period of six months. In addition, Openwave will provide continued medical, dental and vision benefit coverage for the lesser of six months or until Mr. Vrij becomes eligible for coverage through another source. Any benefits payable under this policy are coordinated with any similar benefits payable under any other agreement, plan, or arrangement (including the change of control severance agreement described above) and therefore payments under this policy are reduced on a dollar for dollar basis to the extent like-kind benefits are paid or payable under a separate agreement, plan, or arrangement. The foregoing is a summary description of certain terms of the Openwave Systems Inc. Executive Severance Benefit Policy, and is qualified entirely by the text of the Openwave Systems Inc. Executive Severance Benefit Policy previously filed as Exhibit 10.1 to Openwave’s Current Report on Form 8-K on October 12, 2005.

Mr. Vrij is also party to Openwave’s standard director and executive officer indemnification agreement, dated January 2, 2007. The agreement provides for indemnification of Mr. Vrij for expenses, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his services as a director or executive officer or at Openwave’s request. The foregoing is a summary description of certain terms of Openwave’s standard director and executive officer indemnification agreement, and is qualified entirely by the text of the Form of Indemnity Agreement for Officers and Directors previously filed as Exhibit 10.16 to Openwave’s Annual Report on Form 10-K on September 28, 2001.

Mr. Vrij is also party to Openwave’s standard confidential information and invention assignment agreement, dated January 24, 2007. The agreement governs the use of Openwave’s confidential information by Mr. Vrij and the ownership of intellectual property developed by Mr. Vrij while employed by Openwave.